PROSPECTUS Dated May 12, 2011	Pricing Supplement No. 2011-MTNDG0148 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-172554 and 333-172554-01
Dated May 12, 2011	Dated November 23, 2011
Filed pursuant to Rule 424(b)(2)

$1,537,000
MEDIUM-TERM NOTES, SERIES D
Senior Notes

Trigger Jump Securities Based on the Price of a
Brent Blend Crude Oil Futures Contract due November 26, 2014
Unlike ordinary debt securities, the Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November 26, 2014, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  At maturity, you will receive, for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the commodity price (as defined below) of Brent blend crude oil, which we refer to as the underlying commodity, on the valuation date and which may be significantly less than the stated principal amount of the securities and possibly zero.  The securities are not principal protected.  The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive, for each $1,000 stated principal amount of securities that you hold, an amount in cash equal to:
º	$1,000 plus the greater of (i) the upside payment and (ii) the product of $1,000 and the commodity return percentage, if the final commodity price is greater than the initial commodity price,
º	$1,000, if the final commodity price is less than or equal to the initial commodity price but greater than the trigger price, or
º
$1,000 times the commodity performance factor, if the final commodity price is less than or equal to the trigger price.  This amount will be less than or equal to $650 and could be zero.  There is no minimum payment at maturity on the securities.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-6.
•	The upside payment equals $410 per security (41% of the stated principal amount).
•	The commodity return percentage will be a fraction equal to the final commodity price minus the initial commodity price, divided by the initial commodity price.
•	The commodity performance factor will be a fraction equal to the final commodity price divided by the initial commodity price
•
The commodity price of the underlying commodity will equal the settlement price per metric barrel of deliverable grade Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby futures contract, stated in U.S. dollars, as made public by ICE and displayed on Bloomberg Page “CO1 <CMDTY>” (or any successor page) and Reuters Screen page “LCOc1” (or any successor page) on that day, subject to the terms described under “Description of Securities—Commodity Price of the Underlying Commodity.”

•	The initial commodity price equals $107.02, the commodity price of the underlying commodity on the pricing date.
•	The final commodity price will equal the commodity price of the underlying commodity on the valuation date.
•	The valuation date will be November 21, 2014, subject to postponement for non-underlying commodity business days and certain market disruption events.
•	The trigger price equals 65% of the initial commodity price.
•	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 1730T0QJ1. The ISIN number for the securities is US1730T0QJ15.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Public Offering Price(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per security	$1,000	$30	$970
Total	$1,537,000	$46,110	$1,490,890

(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $990 per security. You should refer to “Description of Securities—Use of Proceeds and Hedging” in this pricing supplement for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, will receive an underwriting fee of $30 for each security sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $30 for each $1,000 security they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about November 29, 2011.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November 26, 2014, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement.

The securities offered are medium-term debt securities of Citigroup Funding Inc.  The securities have been designed for investors who are willing to forgo market interest rates in exchange for a payment at maturity based on the performance of a futures contract on Brent blend crude oil.  We refer to Brent blend crude oil as the underlying commodity.  At maturity, you will receive a positive return on the securities only if the commodity price of the underlying commodity on the valuation date is greater than the commodity price of the underlying commodity on the pricing date.  If the commodity price of the underlying commodity on the valuation date is less than or equal to 65% of the commodity price of the underlying commodity on the pricing date, you will be fully exposed to the negative performance of the commodity price of the underlying commodity from the pricing date to the valuation date.  The securities are not principal protected. All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

Futures contracts on Brent blend crude oil are described under “Description of Securities––The Underlying Commodity; Public Information” in this pricing supplement.

Each security costs $1,000
We, Citigroup Funding Inc., are offering the Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November 26, 2014, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the underwriter’s fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive, for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the commodity price of the underlying commodity on the valuation date.  There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire investment.  If the final commodity price is less than or equal to the initial commodity price and less than or equal to the trigger price, you will receive an amount at maturity that is less than or equal to $650, and possibly zero.   If the final commodity price is less than or equal to the initial commodity price but greater than the trigger price, the securities will be redeemed for par.  If the final commodity price is greater than the initial commodity price, you will receive a positive return equal to the greater of (i) the fixed upside payment described below and (ii) the percentage increase in the commodity price of the underlying commodity from the pricing date to the valuation date.  All payments on the securities are subject to the credit risk of Citigroup Inc.

The initial commodity price equals $107.02, the commodity price of the underlying commodity on November 23, 2011, the day we priced the securities for initial sale to the public and which we refer to as the pricing date.

The final commodity price will be the commodity price of the underlying commodity on November 21, 2014, which we refer to as the valuation date (subject to postponement for non-underlying commodity business days and certain market disruption events).

The trigger price equals 65% of the initial commodity price.
Payment at maturity depends on the commodity price of the underlying commodity on the valuation date
At maturity, you will receive, for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the commodity price of the underlying commodity on the valuation date equal to:

● $1,000 plus the greater of (i) the upside payment and (ii) the product of $1,000 and the commodity return percentage, if the final commodity price is greater than the initial commodity price, where,
upside payment = $410 per security (41% of the stated principal amount)
commodity return percentage	=	final commodity price – initial commodity price
initial commodity price

● $1,000, if the final commodity price is less than or equal to the initial commodity price but greater than the trigger price; and
● $1,000 times the commodity performance factor, if the final commodity price is less than or equal to the trigger price, where,
commodity performance factor	=	final commodity price
initial commodity price

Accordingly, where the final commodity price has decreased from the initial commodity price by 35% or more, investors will lose 1% of the stated principal amount for every 1% decline in the commodity price of the underlying commodity from the pricing date to the valuation date.  This amount will be less than or equal to $650 and could be zero.  There is no minimum payment at maturity on the securities.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS-6, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the commodity price of the underlying commodity.  The graph does not show every situation that can occur.

You can review historical commodity prices of the underlying commodity in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the commodity price of the underlying commodity based upon its historical performance.

If a market disruption event occurs on the valuation date or if the valuation date is not an underlying commodity business day, the final commodity price will be determined in accordance with “Description of Securities—Valuation Date” and “Description of Securities—Commodity Price of the Underlying Commodity.”

Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.
Citibank, N.A. will be the calculation agent
We have appointed our affiliate, Citibank, N.A., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citibank, N.A. has determined the initial commodity price and the trigger price and will determine, among other things, the final commodity price, the commodity return percentage, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets Inc. will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, Citigroup Global Markets Inc., our affiliate, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets Inc. or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of the Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated May 12, 2011 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call Morgan Stanley Smith Barney at (866) 477-4776.  All other clients may contact their local brokerage representative.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the commodity price of the underlying commodity.  Investors will not receive any interest or other periodic payments on the securities.

The graph is based on the following terms:

Stated Principal Amount per Security:	$1,000

Upside Payment:	$410 per security (41% of the stated principal amount)

Minimum Payment at Maturity:	There is no minimum payment at maturity.

Maximum Payment at Maturity:	There is no maximum payment at maturity.

•
If the final commodity price is greater than the initial commodity price, investors will receive an amount at maturity that is greater than the $1,000 stated principal amount per security and is equal to the $1,000 stated principal amount plus the greater of (i) the upside payment of $410 and (ii) the product of $1,000 and the return on the commodity price of the underlying commodity.

º
If the percentage change in the commodity price of the underlying commodity from the pricing date to the valuation date is positive but less than or equal to 41%, an investor will receive a payment at maturity of $1,410 per security, the stated principal amount plus the upside payment.

º
If, however, the commodity price of the underlying commodity appreciates more than 41%, an investor will instead participate on a 1-to-1 basis in the positive performance of the commodity price of the underlying commodity.  For example, if the commodity price of the underlying commodity appreciates 50%, an investor will receive a payment at maturity equal to $1,500 per security.

•
If the final commodity price is less than or equal to the initial commodity price but greater than the trigger price, investors will receive an amount at maturity equal to the $1,000 stated principal amount per security.

•
If the final commodity price is less than or equal to the trigger price, investors will receive an amount at maturity that is less than or equal to $650 per security, based on a 1% loss of principal for each 1% decline in the commodity price of the underlying commodity from the pricing date to the valuation date.

º
For example, if the commodity price of the underlying commodity declines by 60%, investors will lose 60% of their principal and receive only $400 per security at maturity, or 40% of the stated principal amount.  There is no minimum payment at maturity.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity.  Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see also the accompanying prospectus supplement and the accompanying prospectus. In connection with your investment, you should carefully consider whether the securities are suited to your particular circumstances.

The securities do not pay interest or guarantee return of principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity.  If the final commodity price is less than or equal to the trigger price (which is 65% of the initial commodity price), the payout at maturity per security will be an amount in cash that is less than or equal to $650 and possibly zero.  In this scenario, investors will be exposed to the full amount of the decrease in the commodity price of the underlying commodity from the pricing date to the valuation date.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity.”

Volatility of the underlying commodity
Historically, the commodity price of the underlying commodity has been volatile.  From January 3, 2006 to November 23, 2011, the commodity price of the underlying commodity has been as low as $36.61 and as high as $146.08.  The volatility of the commodity price of the underlying commodity may result in you receive at maturity an amount that is less than the stated principal amount of the securities, and possibly zero.  Unlike certain other futures contracts, the first nearby futures contract on Brent blend crude oil to which the securities are linked is not subject to daily fluctuation limits and, as a result, may experience greater volatility than futures contracts that are subject to limit prices.

Potential for a lower comparable yield
The securities do not pay any periodic interest. As a result, if the final commodity price does not increase from the initial commodity price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding Inc. (“Citigroup Funding”) (guaranteed by Citigroup Inc.) of comparable maturity.

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the underlying commodity
Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  Your return on the securities will not reflect the return you would realize if you actually owned the underlying commodity or futures or forward contracts on the underlying commodity.  For instance, you will not benefit from any positive “roll yield” on the futures contracts on the underlying commodity.  A direct investor in futures contracts on the underlying commodity would experience positive roll yield if the settlement price of an expiring futures contract at expiration were consistently higher than the price of the next expiring futures contract and the proceeds of the expiring contract were rolled into the next expiring contract each month. Moreover, by purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.

The return on the securities is linked to a single commodity, and the price of the underlying commodity may change unpredictably and affect the value of the securities in unforeseen ways
Investments, such as the securities, linked to the price of a futures contract on a single commodity, such as Brent blend crude oil, are subject to significant fluctuations in the price of the commodity over short periods of time due to a variety of factors:

■     The price of Brent blend crude oil futures contracts is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  You should understand that the commodity price of the underlying commodity may fluctuate significantly solely as a result of changes in exchange rates, even if the fundamentals of supply and demand with respect to Brent blend crude oil have not changed.

■     Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies.

■     In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions (or resolutions thereof) in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.

■     Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Petroleum Exporting Countries (“OPEC”) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable, and upon any resolution of these events, prices may fall. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

The price of Brent blend crude oil futures has experienced severe price fluctuations over the recent past and there can be no assurance that this price volatility will not continue in the future.  As a result of these or other factors, the commodity price of the underlying commodity may be, and has recently been, highly volatile.  See “Description of Securities––Historical Information” in this pricing supplement.

Single commodity prices tend to be more volatile than, and may not correlate with, prices of commodities generally
The payment at maturity on the securities is linked to the settlement price of a futures contract on the underlying commodity and not to a diverse basket of commodities or a broad-based commodity index. The commodity price of the underlying commodity may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a futures contract on a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The commodity price of the underlying commodity may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities––Historical Information” in this pricing supplement.

Futures contracts on Brent blend crude oil are the benchmark crude oil contracts in European and Asian markets and may be affected by the recent sovereign debt crisis in Europe
Because futures contracts on Brent blend crude oil are the benchmark crude oil contracts in European and Asian markets, the commodity price of the underlying commodity will be particularly affected by economic conditions in Europe and Asia. Therefore, a decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil.  Additionally, because Brent blend crude oil is sourced from European territories, unlike other benchmark crude oil measures, such as West Texas Intermediate crude oil, a decline in or disruption of economic activity in Europe could adversely affect the price of Brent blend crude oil and futures contracts on Brent blend crude oil relative to other benchmark crude oil measures.   Any of these events could adversely affect the commodity price of the underlying commodity and, therefore, the value of the securities.

The recent European debt crisis and related European financial restructuring efforts have contributed to instability in European economies.  If European economic and market conditions, or economic conditions in other key markets, remain uncertain or deteriorate further, the commodity price of the underlying commodity and, therefore, the value of the securities, may be adversely affected.

The commodity price of the underlying commodity is determined by reference to the official settlement price of Brent crude oil futures contracts as determined by ICE Futures Europe, and there are certain risks relating to the commodity price of the underlying commodity being determined by ICE Futures Europe

Futures contracts on Brent blend crude oil are traded on ICE Futures Europe. The commodity price of the underlying commodity will be determined by reference to the official settlement price on ICE Futures Europe of Brent blend crude oil futures contracts, stated in U.S. dollars per barrel, as made public by ICE Futures Europe. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

A decision by ICE Futures Europe to increase margin requirements for Brent blend crude oil futures contracts may affect the commodity price of the underlying commodity
If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent blend crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the commodity price of the underlying commodity to decline significantly, which would adversely affect the value of the securities.

The securities do not offer direct exposure to commodity spot prices
The securities are linked to the commodity price, which reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked to commodity spot prices.

The securities will not be regulated by the Commodity Futures Trading Commission
The securities will not be regulated by the CFTC.  You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the commodity price of the underlying commodity and, therefore, the value of the securities.

The historical performance of futures contracts on the underlying commodity is not an indication of the future performance of futures contracts on the underlying commodity or the commodity price of the underlying commodity

The historical performance of futures contracts on the underlying commodity, which is included in this pricing supplement, should not be taken as an indication of the future performance of futures contracts on the underlying commodity or the commodity price of the underlying commodity during the term of the securities. Changes in the commodity price of the underlying commodity will affect the trading price of the securities, but it is impossible to predict whether the commodity price of the underlying commodity will fall or rise.

The price at which you will be able to sell your securities prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest
We believe that the value of your securities in the secondary market will be affected by the supply of, and demand for, the securities, the commodity price of the underlying commodity and a number of other factors, including: the market price for the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices; trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity; interest and yield rates in the market; currency exchange rates; geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and that may affect the commodity price of the underlying commodity; the time remaining until the maturity of the securities; and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the securities attributable to another factor.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets Inc. (“Citigroup Global Markets”) may be willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.

These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The securities will not be listed on any securities exchange, and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities
Citibank, N.A. (“Citibank”), the calculation agent, is an affiliate of ours. As calculation agent, Citibank has determined the initial commodity price and the trigger price and will determine the final commodity price and the commodity return percentage or the commodity performance factor, as applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citibank, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the commodity price of the underlying commodity in the event of a market disruption event, may affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
One or more of our affiliates have hedged our obligations under the securities and will carry out hedging activities related to the securities (and other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity as well as in other instruments, such as options and/or swaps related to the underlying commodity. Our affiliates also trade in futures contracts on the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial commodity price and, as a result, could have increased the commodity price at which the underlying commodity must settle on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the commodity price of the underlying commodity on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are unclear
There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “Description of Securities—United States Federal Tax

Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 stated principal amount of our Trigger Jump Securities Based on the Price of a Brent Blend Crude Oil Futures Contract due November 26, 2014.  In this pricing supplement, the terms “Citigroup Funding,” “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$1,537,000

Pricing Date	November 23, 2011

Original Issue Date (Settlement Date)	November 29, 2011

Maturity Date	November 26, 2014

Valuation Date
November 21, 2014.  If the originally scheduled Valuation Date is not an Underlying Commodity Business Day, the Valuation Date may be postponed by the Calculation Agent, but not past the Underlying Commodity Business Day immediately prior to the Maturity Date.  In addition, if a Market Disruption Event occurs on the originally scheduled Valuation Date, the Calculation Agent may postpone the Valuation Date as described below in the definition of “Commodity Price of the Underlying Commodity.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	1730T0QJ1

ISIN Number	US1730T0QJ15

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Brent blend crude oil

Payment at Maturity	You will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

●	$1,000 plus the greater of (i) the Upside Payment and (ii) the product of $1,000 and the Commodity Return Percentage, if the Final Commodity Price is greater than the Initial Commodity Price,

●	$1,000, if the Final Commodity Price is equal to or less than the Initial Commodity Price but greater than the Trigger Price, or

●
$1,000 times the Commodity Performance Factor, if the Final Commodity Price is less than or equal to the Trigger Price. This payment will be less than or equal to $650 and could be zero.  There is no minimum Payment at Maturity on the Securities.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Underlying Commodity Business Day preceding the Maturity Date (but if such Underlying Commodity Business Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$410 per Security (41% of the Stated Principal Amount).

Commodity Return Percentage	A fraction, the numerator of which is the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Return Percentage	=	Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Commodity Performance Factor	A fraction, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price
Initial Commodity Price

Initial Commodity Price	$107.02

Final Commodity Price	The Commodity Price of the Underlying Commodity on the Valuation Date, as determined by the Calculation Agent.

Trigger Price	65% of the Initial Commodity Price

Minimum Payment at Maturity	There is no minimum Payment at Maturity.

Maximum Payment at Maturity	There is no maximum Payment at Maturity.

Commodity Price of the Underlying Commodity
The Commodity Price of the Underlying Commodity on any day is the settlement price per metric barrel of deliverable grade Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby futures contract, stated in U.S. dollars, as made public by ICE and displayed on Bloomberg Page “CO1 <CMDTY>” (or any successor page) and Reuters Screen page “LCOc1” (or any successor page) on that day.  If such settlement price is not available on a date of determination or if there is a Market Disruption Event on that date, the Calculation Agent will determine the Commodity Price of the Underlying Commodity as of that date by requesting the principal office of each of the three leading dealers (which may include Citigroup Global Markets or any of our other affiliates, in each case acting in a commercially reasonable manner) in the relevant market, selected by the Calculation Agent, to provide a quotation for such settlement price. If such quotations are provided as requested, the Commodity Price of the Underlying Commodity as of the date of determination will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, such Commodity Price of the Underlying Commodity shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. Alternatively, in the sole discretion of the Calculation Agent, the determination of the Commodity Price of the Underlying Commodity upon the occurrence of a Market Disruption Event may be deferred by the Calculation Agent for up to two consecutive Underlying Commodity Business Days on which a Market Disruption Event is occurring, but not past the Underlying Commodity Business Day immediately prior to the Maturity Date.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Underlying Commodity Business Day
A day, as determined by the Calculation Agent, on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Relevant Exchange
ICE, or if ICE is no longer the principal exchange or trading market for futures contracts on the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Paying Agent	Citibank, N.A. (“Citibank”)

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)

Underwriter	Citigroup Global Markets, Inc. (“Citigroup Global Markets”)

Calculation Agent	Citibank

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events and the calculation of the Commodity Price of the Underlying Commodity in the event of a Market Disruption Event, may affect the Payout at Maturity.  See “—Market Disruption Event” below.  Citibank is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Any of the following, as determined by the Calculation Agent: Disappearance of Commodity Reference Price; Price Source Disruption; Trading Disruption; or Tax Disruption.

“Disappearance of Commodity Reference Price” means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, the Underlying Commodity.

“Price Source Disruption” means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price of the Underlying Commodity.

“Tax Disruption” means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Underlying

Commodity Business Day from what it would have been without that imposition, change or removal.

“Trading Disruption” means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Redemption at the Option of the
Holder Defeasance
The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Payment Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Commodity Price of the Underlying Commodity as of the date of such acceleration as the Final Commodity Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Underlying Commodity;
Public Information
At any time, the first nearby Brent blend crude oil futures contract is the Brent blend crude oil futures contract traded on ICE that is then closest to expiration. Brent blend crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970s. The first nearby Brent blend crude oil futures contract is a deliverable contract based on an Exchange of Futures for Physical Delivery, or “EFP”, with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration.  On any day, the settlement price of the first nearby Brent blend crude oil futures contract is determined by ICE and is equal to the weighted average price of trades during a three-minute settlement period from 7:27 p.m. London time.  At any given time, the then first nearby Brent blend crude oil futures contract will expire in one month or less.

The following summarizes selected specifications relating to the Brent blend crude oil futures contracts:

●	Price Quotation: U.S. Dollars and cents per barrel.

●	Minimum Daily Price Fluctuation: $0.01 per barrel.

●	Maximum Daily Price Fluctuation: None.

ICE is one of the regulated futures and options exchanges operated by IntercontinentalExchange, Inc. and is based in London. IntercontinentalExchange Inc. acquired the International Petroleum Exchange, now known as ICE Futures Europe, in June 2001.

ICE Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by ICE. ICE makes no representation or warranty, express or implied, to the investors in the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of ICE commodity futures prices to track general commodity market performance. ICE has no relationship to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates and ICE commodity futures prices are determined, composed and calculated by ICE without regard to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or to the Securities. ICE has no any obligation to take the needs of Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or the needs of the holders of the Securities into consideration in determining, composing or calculating any ICE commodity futures settlement price. ICE is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Securities to be issued or in the determination or calculation of the equation pursuant to which cash amounts are payable on the Securities. ICE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

ICE does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe market and/or sell the Securities, or (ii) ICE commodity futures prices used in computing the return on the Securities. ICE makes no warranty, express or implied, as to results to be obtained by Citigroup Funding Inc., Citigroup Inc. or any of its affiliates, holders of the Securities or any other person or entity from the use of the warranties, and hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to ICE commodity futures prices used in computing the return on the Securities and are not liable for any error or omission in any price used in connection with the Securities. Without limiting any of the foregoing, in no event shall ICE have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

Historical Information
The following table sets forth the high and low Commodity Prices, as well as the end-of-quarter Commodity Price, of the Underlying Commodity from January 3, 2006 through November 23, 2011.  The Commodity Price of the Underlying Commodity on November 23, 2011 was $107.02.  The graph following the table sets forth the historical performance of the Commodity Price of the Underlying Commodity for the period from January 3, 2006 through November 23, 2011.

You should not take the historical Commodity Prices of the Underlying Commodity as an indication of future performance, and no assurance can be given as to the Commodity Price of the Underlying Commodity on the Valuation Date.  The Final Commodity Price may be less than the Trigger Price so that the Payment at Maturity will be equal to or less than $650 and possibly zero.  There is no minimum Payment at Maturity on the Securities.

We cannot give you any assurance that the Commodity Price of the Underlying Commodity on the Valuation Date will be greater than the Commodity Price of the Underlying Commodity on the Pricing Date, such that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Commodity Price of the Underlying Commodity on the Valuation Date.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

	Historical High, Low and Period End Commodity Prices of the Underlying Commodity January 3, 2006 through November 23, 2011

	High	Low	Period End
2006
First Quarter	$66.59	$58.15	$65.91
Second Quarter	74.64	66.39	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter (through November 23, 2011)	115.00	99.79	107.02

Commodity Price of the Underlying Commodity January 3, 2006 through November 23, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our affiliates or others, have hedged our anticipated exposure in connection with the Securities by taking positions in futures contracts on the Underlying Commodity and/or in any other securities or instruments, such as options and/or swaps related to the Underlying Commodity, that we may wish to use in connection with such hedging. Our affiliates also trade in futures contracts on the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as  part of their general commodity trading, proprietary trading and other businesses.  Such purchase activity could have increased the Commodity Price of the Underlying Commodity, and, accordingly, potentially increased the Initial Commodity Price and, as a result, increased the Commodity Price of the Underlying Commodity at which the Commodity Price of the Underlying Commodity must settle on the Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the futures contracts on the Underlying Commodity or such other securities or instruments, including by selling any such contracts or instruments on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Commodity Price of the Underlying Commodity and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Securities.

In order to hedge its obligations under the Securities, Citigroup Funding has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Security may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$1,000.00	$30.00	$30.00
≥ $1,000,000 and < $3,000,000	$995.00	$25.00	$25.00
≥ $3,000,000 and < $5,000,000	$992.50	$22.50	$22.50
≥ $5,000,000	$990.00	$20.00	$20.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the Underwriter, if, within 30 days of the offering, the Underwriter repurchases the Securities distributed by such dealers.

Validity of the Securities	In the opinion of Douglas C. Turnbull, Associate General Counsel - Capital Markets and Corporate Reporting of Citigroup Inc. (the “Guarantor”) and counsel to Citigroup Funding, when the

Securities offered by this pricing supplement have been executed and issued by Citigroup Funding and authenticated by the Trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities and related guarantee will be legal, valid and binding obligations of Citigroup Funding and the Guarantor, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this pricing supplement and is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents as stated in the opinion dated May 11, 2011, which has been filed as exhibit number 5(a) to Citigroup Funding’s Registration Statement on Form S-3 (No. 333-172554).

ERISA Matters
Each purchaser of the Securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Securities through and including the date of disposition of such Securities that either:

(a)
it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)
if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the Securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA

Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of the ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

• investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

• entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

Each holder, by purchasing the Securities, agrees to treat them as prepaid forward contracts for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities. Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal withholding or income tax in respect of amounts received on the sale, exchange or settlement of their Securities.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Security on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or settlement of the Securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Trigger Jump Securities Based on
the Price of a Brent Blend Crude Oil
Futures Contract

Due November 26, 2014
$1,000 per Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement
November 23, 2011

(Including Prospectus Supplement Dated May 12, 2011
and Prospectus Dated May 12, 2011)

TABLE OF CONTENTS
Page
Pricing Supplement
Summary of Pricing Supplement	PS-2
Hypothetical Payouts on the Securities at Maturity	PS-6
Risk Factors	PS-8
Description of Securities	PS-14
Payment at Maturity	PS-14
The Underlying Commodity; Public Information	PS-18
Use of Proceeds and Hedging	PS-21
Plan of Distribution; Conflicts of Interest	PS-22
Validity of the Securities	PS-22
ERISA Matters	PS-23
United States Federal Tax Considerations	PS-24

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
Validity of the Notes	S-42
ERISA Matters	S-42

Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Citigroup Funding Inc.	8
Use of Proceeds and Hedging	9
European Monetary Union	10
Description of Debt Securities	10
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Plan of Distribution; Conflicts of Interest	25
ERISA Matters	28
Legal Matters	28
Experts	28